Exhibit 14

INNSUITES HOSPITALITY TRUST

CODE OF ETHICS

FOR

SENIOR FINANCIAL OFFICERS

(Adopted April 2004)

INTRODUCTION

In accordance with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules and regulations promulgated thereunder, the Trust has adopted this Code of Ethics applicable to the Trust’s principal executive officer, the principal financial officer, the principal accounting officer and the controller (the “Senior Financial Officers”).

This Code has been developed and adopted to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure, and (c) compliance with applicable governmental rules and regulations.  The honesty, integrity and sound judgment of our Trustees, officers and employees is fundamental to the reputation and success of the Trust.

CODE REQUIREMENTS

The Senior Financial Officers of the Trust are expected to conduct their actions in accordance with this Code at all times.  The Senior Financial Officers have a special obligation to:

1.                                       Act Honestly and Ethically.

a.                                       Act with honesty and integrity, especially in relation to the handling of actual and apparent conflicts of interest in personal and professional relationships.

b.                                      Avoid conflicts of interest and disclose to the Trust’s Chief Financial Officer and Chairperson of the Governance and Nominating Committee any transaction or relationship that reasonably could be expected to give rise to such a conflict.

c.                                       Promote honest and ethical behavior among the Trust’s employees.

d.                                      Report any violation or suspected violation of this Code to the Trust’s Chief Financial Officer and the Chairperson of the Governance and Nominating Committee.

e.                                       Assure responsible use and control of all Trust assets, resources and information.

2.                                       Ensure Factual Disclosures.

a.                                       Ensure that external and internal financial data, and other information contained in the Trust’s public reports, is complete, accurate, timely, relevant, understandable and present the facts fairly.

b.                                      Take all reasonable measures to protect the confidentiality of non-public information about the Trust or its subsidiaries acquired in the course of employment.

3.                                       Ensure Compliance with Laws.

a.                                       Ensure that the Trust is in full compliance with all applicable governmental laws, rules and regulations, including rules and regulations of self-regulatory organizations and private or public regulatory agencies.

AMENDMENTS AND WAIVERS

The Audit Committee of the Board of Trustees has the authority to approve any amendment to, or waiver of, the Code.  The Trust shall disclose to its stockholders any waiver and the grounds for waiver or any amendment to the Code within five business days of such waiver or amendment.  Such disclosure shall be made by filing a Current Report on Form 8-K (or such other appropriate form) with the Securities and Exchange Commission or by posting the relevant information on the Trust’s website.